FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2009 SECOND QUARTER AND SIX
MONTH FINANCIAL RESULTS; UPDATES FULL YEAR GUIDANCE

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PARSIPPANY, NJ – July 27, 2009 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the second quarter and six months ended June 30, 2009. The highlights are as follows:

Second Quarter 2009 Operating Highlights

  Net sales for the second quarter of 2009 decreased 1% to $447 million from $453 million in the second quarter of 2008.

  Operating income in the second quarter of 2009 decreased 12% to $44 million from $50 million in the second quarter of 2008.

  Net earnings for the second quarter of 2009 decreased 10% to $24 million, or $0.54 per diluted share, from $27 million, or $0.60 per diluted share, in the second quarter of 2008.

  New orders received in the second quarter of 2009 were $404 million, down 54% compared to the second quarter of 2008. The second quarter of 2008 included a large order in excess of $300 million for AP1000 nuclear power plants.

Six Months 2009 Operating Highlights

  Net sales for the first six months of 2009 decreased 2% to $871 million from $887 million in the first six months of 2008.

  Operating income for the first six months of 2009 decreased 17% to $75 million from $90 million in the first six months of 2008.

  Net earnings for the first six months of 2009 decreased 18% to $40 million, or $0.88 per diluted share, from $49 million, or $1.08 per diluted share, for the first six months of 2008.

  New orders received in the first six months of 2009 were $862 million, down 35% compared to the first six months of 2008. At June 30, 2009, our backlog was $1.69 billion, up slightly from $1.68 billion at December 31, 2008.

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“Although the second quarter met our expectations, the magnitude of the negative impact the global recession has had, specifically in our Metal Treatment segment, our bellwether for economic activity, was unprecedented and greater than expected. Due to the highly technical nature of our products and our market leadership positions, we will continue to win new business, however, current demand is lackluster. In the general industrial, oil and gas, and commercial aerospace markets, lower capital spending, reduced demand, and delayed purchases, resulted in lower revenues and orders during the second quarter of 2009,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Due to our strategic diversification, we were able to largely offset the impact of these sales declines with strong performance in some of the other key markets we serve, most notably commercial power, ground defense and naval defense, which grew organically by 38%, 26% and 20%, respectively.”

“Our Motion Control and Flow Control segments experienced organic operating income growth of 36% and 1%, respectively, in the second quarter of 2009 as compared to the prior year period, however, these increases were not enough to offset the dramatic decline in operating income and operating margin in our Metal Treatment segment due to the significant under-absorption of overhead costs resulting from the sharp decrease in general industrial and commercial aerospace sales. We have implemented aggressive cost reduction and business restructuring initiatives and begun to realize some of the benefits while also continuing to opportunistically invest to better position ourselves when the economy improves.”

Sales

Sales of $447 million decreased 1% in the second quarter of 2009 as compared to the prior year period. Organic sales were lower by 5%, while our 2008 and 2009 acquisitions contributed $19 million in the quarter. Organic sales in our Motion Control segment grew 1%, while our Flow Control and Metal Treatment segments declined 1% and 31%, respectively, as compared to the prior year period.

From a market perspective, we experienced lower organic sales to the general industrial, oil and gas and commercial aerospace markets, which were partially offset by strong organic sales to the commercial power and defense markets. In addition, foreign currency translation negatively impacted sales in the second quarter of 2009 by $13 million as compared to the prior year period.

Operating Income

Operating income of $44 million decreased 12% in the second quarter of 2009 as compared to the prior year. Organic operating income declined 8% in the second quarter of 2009, while our 2008 and 2009 acquisitions were lower by $2 million. Organic operating income in our Metal Treatment segment declined 71% from the second quarter of 2008, mainly due to under-absorption of overhead costs resulting from significantly lower volumes. This decline was partially offset by an organic operating income increase in our Motion Control and Flow Control segments of 36% and 1%, respectively. The strong organic operating income increase in the Motion Control segment was due to lower expenses resulting from cost reduction programs, as well as the favorable impact of foreign currency translation. Our Flow Control segment had a decline in organic operating income, excluding the impact of foreign currency translation, mainly due to the lower volumes and under-absorption of overhead costs. Foreign currency translation favorably impacted consolidated operating income by $5 million in the second quarter of 2009 as compared to the prior year.

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Our segment operating margin is 130 basis points lower in the second quarter of 2009 as compared to the prior year period. The lower segment operating margin was mainly driven by under-absorption of fixed costs in our Metal Treatment and Flow Control segments. Nonsegment operating expense decreased from the prior year period due to foreign currency exchange gains and lower legal costs partially offset by higher pension and medical expenses. In the second quarter of 2009, our base businesses generated an operating margin of 10.7% . Foreign currency translation favorably impacted operating margin by 130 basis points in the second quarter of 2009 as compared to the prior year period, primarily in our Motion Control segment.

Net Earnings

Net earnings for the second quarter of 2009 decreased 10% from the comparable prior year period. The lower net earnings were due to the decline in operating income, partially offset by lower interest expense and a lower effective tax rate. The lower interest expense for the second quarter of 2009 was due to lower average interest rates, partially offset by higher average debt levels as compared to the prior year period. The lower effective tax rate is primarily due to a higher Canadian research and development tax benefit in the second quarter of 2009 compared to the prior year. Our effective tax rate for the second quarter of 2009 was 34.4% versus 36.6% for the second quarter of 2008.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was $46 million for the second quarter of 2009 as compared to $55 million in the prior year period. Net cash provided by operating activities in the second quarter was $67 million, a decrease of $10 million as compared to the prior year period. The decrease is mainly due to lower accounts payable, deferred revenue, and net earnings, partially offset by improvements in inventory and accounts receivable, as compared to the prior year period. Capital expenditures were $21 million in the second quarter of 2009 versus $23 million in the comparable prior year period. The AP1000 program accounted for the majority of this decrease as our facility expansion is nearing completion.

Segment Performance

Flow Control – Sales for the second quarter of 2009 were $242 million, an increase of 2% over the comparable prior year period, mainly due to our 2009 acquisitions of EST and Nu-Torque, which contributed $8 million of sales in the second quarter of 2009. Organic sales were essentially flat excluding the effect of foreign currency translation. The slight decline in organic sales was mainly driven by lower sales in the oil and gas market due to the timing of new order placement for our coke de-heading system resulting from credit tightening and decreased demand globally for energy. In addition, our general industrial market declined due to depressed economic conditions. These decreases were partially offset by a strong increase in the commercial power market due to higher plant outages and plant maintenance, as well as higher production for our AP1000 reactor coolant pumps for China and the United States. Our naval defense market also had strong growth driven by the aircraft carrier program. Sales of this segment were negatively affected by foreign currency translation of $3 million in the second quarter of 2009 compared to the prior year period.

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Operating income for this segment was $22 million, a decrease of 1% from the comparable prior year period. Our 2009 acquisitions had a minimal impact on operating income during the second quarter. Organic operating income was favorably impacted by foreign currency translation of $1 million in the second quarter of 2009 compared to the prior year period. Excluding the impact of foreign currency translation, organic operating income was down 5% due to the significantly lower volumes and under-absorption of overhead costs in our oil and gas and general industrial markets. These declines were mostly offset by higher volumes in our commercial power market, improved performance on certain long-term contracts and lower general and administrative costs due to cost reduction initiatives.

Motion Control – Sales for the second quarter of 2009 were $156 million, an increase of 7% over the comparable prior year period. This improvement was due to solid organic sales growth of 4%, excluding the negative impact of foreign currency translation. Sales from our 2008 acquisitions added $10 million in the second quarter of 2009. The organic sales growth was driven by higher sales across all of our defense markets. Our ground defense market was led by higher sales of our embedded computing products, in particular for the Bradley Fighting Vehicle. In addition, we experienced a strong sales increase in our aerospace defense market across several platforms including the F-22, JSF, Global Hawk, and various military helicopter programs. The strong performance in our defense markets was mostly offset by sharp decline in our general industrial and commercial aerospace markets. Sales of this segment were unfavorably affected by foreign currency translation of $5 million in the second quarter of 2009 compared to the prior year period.

Operating income for this segment increased 27% for the second quarter of 2009 over the comparable prior year period. Our acquisitions had $2 million of lower operating income in the second quarter of 2009, partially due to higher amortization expense, which generally runs higher in the early period of ownership. Organic operating income increased 36% mainly due to foreign currency translation which favorably impacted operating income and operating margin by $3 million and 260 basis points, respectively. Excluding the impact of foreign currency translation, organic operating income grew 16%, primarily due to higher organic sales and lower expenses due to cost reduction initiatives.

Metal Treatment – Sales for the second quarter of 2009 were $49 million, a decrease of 30% as compared to the prior year period. The weak global economic environment resulted in a reduction in demand across all primary service offerings and all key markets, in particular the general industrial market, primarily automotive. Sales of this segment were unfavorably impacted by foreign currency translation of $5 million in the second quarter of 2009 compared to the prior year period.

Operating income decreased 70% for the second quarter of 2009 as compared to the prior year period, primarily as a result of the significantly lower sales volume which resulted in under-absorption of overhead costs. The impact of this decline was partially offset by lower SG&A expenses resulting from cost reduction initiatives. Operating income in this segment was negatively affected by foreign currency translation of $1 million in the second quarter of 2009 compared to the prior year period.

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Updated Full Year 2009 Guidance

The Company is updating its full year 2009 financial guidance:

•	Total sales	$1.83- $1.85 billion
(previously $1.87-$1.91 billion)
•	Operating Income	$194 - $201 million
(previously $209 - $216 million)
•	Diluted Earnings Per Share	$2.35- $2.45
(previously $2.48 - $2.58)
•	Diluted Shares Outstanding	46.0 million
(previously 46.2 million)
•	Effective Tax Rate	35.3%
(previously 35.5%)
•	Free Cash Flow	$80 - $90 million
(no change)

Free Cash Flow is defined as cash flow from operations less capital expenditures and includes approximately $15 million for the final phase of our EMD facility expansion in Cheswick, PA.

Mr. Benante concluded, “We are reducing our guidance for the full year 2009 primarily to reflect the unprecedented decline in our Metal Treatment business which we do not expect to improve in the second half of the year, and the continued order delay in the oil and gas market which we expect to improve slowly through the remainder of 2009. Despite these challenges, we remain optimistic about the growth opportunities in our commercial power and defense markets. Overall, we expect a sequential improvement in our third and fourth quarters despite the economic challenges that remain. Furthermore, we continue to focus on maintaining our cost levels that will better position us for the economic recovery. Despite the challenging conditions, 2009 is looking to be in line with last year. Our businesses remain strong and we are optimistic about our long-term prospects due to the unique engineering and profound value our products provide across a broad spectrum of high performance markets. Our diversification, strong backlog, continued integration of acquisitions, and on-going emphasis on advanced technologies should enable us to weather the current economic downturn better than most companies.”

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The Company will host a conference call to discuss the second quarter 2009 results at 10:00 A.M. EDT Tuesday, July 28, 2009. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2009	2008	$	%	2009	2008	$	%

Net sales	$447,371	$453,464	($6,093)	(1.3%)	$871,163	$886,843	($15,680)	(1.8%)
Cost of sales	302,789	296,230	6,559	2.2%	590,821	591,140	(319)	(0.1%)
Gross profit	144,582	157,234	(12,652)	(8.0%)	280,342	295,703	(15,361)	(5.2%)

Research & development expenses	13,200	13,017	183	1.4%	26,324	25,853	471	1.8%
Selling expenses	27,415	28,842	(1,427)	(4.9%)	53,278	54,182	(904)	(1.7%)
General and administrative expenses	60,204	65,703	(5,499)	(8.4%)	125,834	125,269	565	0.5%

Operating income	43,763	49,672	(5,909)	(11.9%)	74,906	90,399	(15,493)	(17.1%)

Other income, net	47	224	(177)	(79.0%)	348	698	(350)	(50.1%)
Interest expense	(6,542)	(7,176)	634	8.8%	(13,482)	(14,759)	1,277	8.7%

Earnings before income taxes	37,268	42,720	(5,452)	(12.8%)	61,772	76,338	(14,566)	(19.1%)
Provision for income taxes	12,814	15,643	(2,829)	(18.1%)	21,513	27,482	(5,969)	(21.7%)

Net earnings	$24,454	$27,077	($2,623)	(9.7%)	$40,259	$48,856	($8,597)	(17.6%)

Basic earnings per share	$0.54	$0.61			$0.89	$1.10
Diluted earnings per share	$0.54	$0.60			$0.88	$1.08

Dividends per share	$0.08	$0.08			$0.16	$0.16

Weighted average shares outstanding:
Basic	45,127	44,631			45,063	44,607
Diluted	45,537	45,355			45,504	45,290

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,	Change
	2009	2008	$	%
Assets
Current Assets:
Cash and cash equivalents	$59,209	$60,705	$(1,496)	(2.5%)
Receivables, net	397,535	395,659	1,876	0.5%
Inventories, net	305,394	281,508	23,886	8.5%
Deferred income taxes	37,341	37,314	27	0.1%
Other current assets	35,655	26,833	8,822	32.9%
Total current assets	835,134	802,019	33,115	4.1%
Property, plant, & equipment, net	389,927	364,032	25,895	7.1%
Goodwill, net	632,609	608,898	23,711	3.9%
Other intangible assets, net	243,929	234,596	9,333	4.0%
Deferred tax assets, net	16,998	23,128	(6,130)	(26.5%)
Other assets	10,177	9,357	820	8.8%

Total Assets	$2,128,774	$2,042,030	$86,744	4.2%

Liabilities
Current Liabilities:
Short-term debt	$1,951	$3,249	$(1,298)	(40.0%)
Accounts payable	107,327	140,954	(33,627)	(23.9%)
Dividends payable	3,636	-	3,636	100.0%
Accrued expenses	84,140	103,973	(19,833)	(19.1%)
Income taxes payable	3,498	8,213	(4,715)	(57.4%)
Deferred revenue	162,236	138,753	23,483	16.9%
Other current liabilities	44,426	56,542	(12,116)	(21.4%)
Total current liabilities	407,214	451,684	(44,470)	(9.8%)
Long-term debt	559,449	513,460	45,989	9.0%
Deferred income taxes	26,173	26,850	(677)	(2.5%)
Accrued pension & other postretirement benefit costs	134,392	125,762	8,630	6.9%
Long-term portion of environmental reserves	20,189	20,377	(188)	(0.9%)
Other liabilities	45,381	37,135	8,246	22.2%
Total Liabilities	1,192,798	1,175,268	17,530	1.5%

Stockholders' Equity
Common stock, $1 par value	48,042	47,903	139	0.3%
Additional paid in capital	99,830	94,500	5,330	5.6%
Retained earnings	932,934	899,928	33,006	3.7%
Accumulated other comprehensive income	(48,337)	(72,551)	24,214	33.4%
	1,032,469	969,780	62,689	6.5%
Less: cost of treasury stock	96,493	103,018	(6,525)	(6.3%)

Total Stockholders' Equity	935,976	866,762	69,214	8.0%

Total Liabilities and Stockholders' Equity	$2,128,774	$2,042,030	$86,744	4.2%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2009	2008	%	2009	2008	%
Sales:
Flow Control	$242,414	$237,133	2.2%	$472,786	$457,452	3.4%
Motion Control	155,748	146,190	6.5%	296,457	291,665	1.6%
Metal Treatment	49,209	70,141	(29.8%)	101,920	137,726	(26.0%)

Total Sales	$447,371	$453,464	(1.3%)	$871,163	$886,843	(1.8%)

Operating Income:
Flow Control	$21,728	$21,904	(0.8%)	$35,059	$36,126	(3.0%)
Motion Control	19,513	15,375	26.9%	33,779	29,082	16.2%
Metal Treatment	4,458	14,929	(70.1%)	11,072	28,029	(60.5%)

Total Segments	45,699	52,208	(12.5%)	$79,910	$93,237	(14.3%)
Corporate & Other	(1,936)	(2,536)	(23.7%)	(5,004)	(2,838)	76.3%

Total Operating Income	$43,763	$49,672	(11.9%)	$74,906	$90,399	(17.1%)

Operating Margins:
Flow Control	9.0%	9.2%		7.4%	7.9%
Motion Control	12.5%	10.5%		11.4%	10.0%
Metal Treatment	9.1%	21.3%		10.9%	20.4%
Total Curtiss-Wright	9.8%	11.0%		8.6%	10.2%

Segment Margins	10.2%	11.5%		9.2%	10.5%

Note: The 2008 segment financial data has been reclassified to conform with our 2009 financial statement presentation.

Curtiss-Wright Corporation, Page 9

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Cash Provided by
Operating Activities	$67,350	$77,741	$34,265	$59,189
Capital Expenditures	(20,896)	(23,052)	(37,528)	(46,596)
Free Cash Flow (1)	$46,454	$54,689	$(3,263)	$12,593
Cash Conversion (1)	190%	202%	(8%)	26%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Curtiss-Wright Corporation, Page 10

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 541-3734
adeignan@curtisswright.com